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EXHIBIT 11b. - Computation of Per Share Earnings
(in thousands except per share data) (unaudited)
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                                                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                                    ----------------------------------------------
                                                                                             1996                   1995
                                                                                    --------------------     ---------------------
                                                                                    Common and               Common and
                                                                                      Common                   Common
                                                                                    Equivalent     Full      Equivalent     Full
                                                                                      Shares     Dilution      Shares     Dilution
                                                                                    ----------   ---------   ----------   --------
Weighted average common shares outstanding                                              16,253      16,253       13,333     13,333
Incremental shares assumed to be issued                                                  1,325       1,610        2,618      2,618
                                                                                       -------     -------      -------    -------
Total shares outstanding for calculation                                                17,578      17,863       15,951     15,951
                                                                                       =======     =======      =======    =======

Net income before extraordinary item as reported                                       $17,316     $17,316      $ 1,716    $ 1,716
Deduct dividends on Cumulative Convertible Preferred Stock                                  --          --          (42)       (42)
                                                                                       -------     -------      -------    -------
Net income available to common shareholders before extraordinary item                  $17,316     $17,316      $ 1,674    $ 1,674
      Extraordinary item                                                                (5,104)     (5,104)          --         --
                                                                                       -------     -------      -------    -------
      Net income for calculation                                                       $12,212     $12,212      $ 1,674    $ 1,674
                                                                                       =======     =======      =======    =======
Net income (loss) per share:
   Before extraordinary item                                                           $   .98     $   .97      $   .10    $   .10
   Extraordinary item                                                                     (.29)       (.29)           -          -
                                                                                       -------     -------      -------    -------
                                                                                       $   .69     $   .68      $   .10    $   .10
                                                                                       =======     =======      =======    =======

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